Exhibit 10.5

FORM OF PERFORMANCE BONUS AGREEMENT

This Agreement is entered into by and between Aquila, Inc. (“Company”) and ____________________ (“Employee”), effective as of _______________, 2005 in accordance with the provisions of the Aquila Inc. 2002 Omnibus Incentive Plan.

WHEREAS, Company intends to sell its Kansas electric, and Michigan, Minnesota, and Missouri gas utilities (the “Utility Assets”).

WHEREAS, the Company desires to recognize the contribution of Employee towards the successful execution of the asset sale agreements covering the Utility Assets (the “Asset Sale Agreements”) and to provide and incentive to Employee to work toward the consummation of the transactions contemplated by the Asset Sale Agreements.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, Company and Employee agree as follows:

1.            Execution Bonus. In recognition of the successful execution of Asset Sale Agreements, Employee is hereby awarded a cash bonus of $______________ (“Execution Bonus”). The Execution Bonus shall be paid by Company in a single lump sum in the next normally scheduled payroll cycle and shall be subject to all applicable tax withholdings and other applicable deductions.

2.            Closing Bonus. Subject to the limitations set forth herein, Employee shall be entitled to a cash bonus of $______________ (the “Closing Bonus”) which will be earned upon the closing of the last of the Asset Sale Agreements, it being understood that each transaction must be consummated, without material amendment, for any of the bonus to be payable. The Closing Bonus shall be paid in a single lump sum in the first normally scheduled payroll cycle following the date it is earned, and shall be subject to all applicable tax withholdings and other applicable deductions.

3.           Required Employment. Subject to the provisions of paragraph 4, Employee must be a current, active employee of the Company in good standing in order to receive the Closing Bonus.

4.	Effect of Termination of Employee’s Employment.

(a)           Termination by Company. The following shall apply if Company terminates Employee’s employment with Company prior to the payment of the Closing Bonus:

(i)            If Company terminates Employee’s employment with Company for any reason other than for cause (as defined in subparagraph (c) below), assuming Employee has or would otherwise earn the Closing Bonus absent such termination, then said bonus shall be paid at the time specified in this Agreement.

(ii)          If Company terminates Employee’s employment with Company for cause (as defined in subparagraph (c) below), then Employee shall not be eligible to receive the Closing Bonus.

KC-1311864-1

(b)           Termination by Employee. The following shall apply if Employee terminates Employee’s employment with Company prior to the payment of the Closing Bonus:

(i)            If Employee terminates Employee’s employment with Company for any reason other than Employee’s retirement, death or disability (as defined in subparagraph (d) below), then Employee shall not be eligible to receive the Closing Bonus. If Employee terminates Employee’s employment with Company because of Employee’s death or disability(as defined in subparagraph (d) below), assuming that Employee is otherwise eligible to receive the Closing Bonus, then said bonus shall be paid at the time specified in this Agreement.

(ii)          If Employee terminates Employee’s employment with the Company because of retirement under the terms of the retirement plan maintained by the Company, prior to the first payroll period in January 2006, then Employee shall not be eligible to receive any portion of the Closing Bonus. If the Employee terminates Employee’s employment with the Company because of retirement under the terms of the retirement plan maintained by the Company after the first payroll period in 2006, but prior to the payment of the Closing Bonus, then the employee will receive a proportional payment of the Closing Bonus if and at which time the Closing Bonus is paid to other participants of this plan according to the number of complete months of employment after January 1, 2006 divided by the number of complete months between January 1, 2006 and the payment of the Closing Bonus.

(c)           Definition of Cause. For purposes of this Agreement, termination “for cause” includes termination, in Company’s good faith belief, for any of the following reasons:

(i)            Employee’s failure substantially to perform the reasonable and lawful duties of Employee’s position for Company after notice by Company and ten (10) days to cure,

(ii)         Employee’s acts or omissions constituting negligence, recklessness, or willful misconduct on the part of Employee relating to the business of Company,

(iii)       Employee’s failure to comply with Company’s personnel and/or employment policies and/or practices, including, but not limited to, Company’s anti-discrimination and/or anti-harassment policies, or

(iv)         Employee’s conviction for, or plea of guilty or no contest (i.e., “nolo contendre”) to, any crime, including, but not limited to, any felony or misdemeanor under federal or state law, that may injure Company’s business, including Company’s reputation.

(d)           Definition of Disability. For purposes of this Agreement, the term “disability” shall have the same meaning as would entitle Employee to disability benefits under the long term disability plan maintained by Company, or if no such plan is maintained, then such term shall have the same meaning as would entitle Employee to disability benefits under the Social Security.

5.            Not a Contract of Employment by Company. Notwithstanding anything provision in this Agreement to the contrary, this Agreement shall not constitute a contract of employment and

KC-1311864-1

Employee shall remain at all times an at-will employee of Company, subject to any separate employment agreement between the parties and Company’s employment and/or personnel policies and/or practices.

6.            Personnel Policies. The terms of this Agreement shall be subject to the normal personnel and/or employment policies and/or practices of Company, except to the extent any such policy and/or practice would have a material adverse effect on the rights of Employee or Company under the terms of this Agreement.

7.            Administration. Company retains the right to interpret all aspects of this Agreement and determine bonus eligibility.

8.            Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Missouri.

9.            Entire Agreement/Headings. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in a writing agreed to by the parties. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.          Waiver/Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver of relinquishment of such right or power at any other time or times.

11.          Severability. In the event that a court of competent jurisdiction determines any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violates such statute or public policy shall be stricken. All portions of this Agreement that do not violate any such statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

12.	Counterparts. This Agreement may be executed in counterparts.

13. Arbitration. The Company and Employee agree that if a dispute arises out of or is related to this Agreement including, but not limited to, entitlement to and amount of any bonus under this Agreement, such dispute shall, if not earlier resolved by negotiation of the parties, be submitted to binding arbitration under the Employment Rules of the American Arbitration Association, or the equivalent, to the maximum extent permitted by applicable law. Either party may provide written notice to the other party that the dispute is not able to be resolved by negotiation and such notifying party shall then contact the American Arbitration Association for appointment of an arbitrator to resolve such dispute. Any arbitration hearing shall take place in Jackson County, Missouri. In addition to all other remedies otherwise available to the Company, including, but not limited to, the recovery of damages from Employee, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of the provisions of this Agreement.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officer, and Employee has hereunto signed this Agreement, as of the date first above written.

Employee	Aquila, Inc.

KC-1311864-1

                                                                     By:

Title:

KC-1311864-1